Exhibit 10.3

EXECUTIVE SEVERANCE AGREEMENT

THIS EXECUTIVE SEVERANCE AGREEMENT (this “Agreement”) is entered into as of January 11, 2011, and effective as of the Effective Date (as defined below), between Herbst Gaming, LLC, a Nevada limited liability company (the “Company”), and David D. Ross, an individual (the “Executive”).

1.                                       Definitions.

(a)                                  “Award Agreements” means the Common Unit Option Award Agreement and the Restricted Common Unit Award Agreement to be entered into in connection with the Executive’s participation in the Herbst Gaming, LLC 2011 Long Term Incentive Plan.

(b)                                 “Cause” means one or more of the following:

(i)                                     the indictment of, or formal charge against, the Executive for any felony or any other offense involving embezzlement or misappropriation of funds, or any act of moral turpitude, dishonesty or lack of fidelity; or the Executive’s admission of having engaged in the same;

(ii)                                  the payment (or, by the operation solely of the effect of a deductible, the failure of payment) by a surety or insurer of a claim under a fidelity bond issued for the benefit of the Company reimbursing the Company for a loss due to the wrongful act, or wrongful omission to act, of the Executive;

(iii)                               the Executive’s failure to obey the reasonable and lawful orders of the Board of Directors of the Company (the “Board”);

(iv)                              the Executive’s misconduct or gross negligence in the performance of, or willful disregard of, his duties and responsibilities to the Company;

(v)                                 the denial, revocation or suspension of a license, qualification or certificate of suitability to the Executive by any Gaming Authority or the reasonable likelihood that the same will occur;

(vi)                              the Executive’s refusal to submit to, or testing positive for unlawful substances as a result of, random drug testing, and/or

(vii)                           any action or failure to act by the Executive that the Company reasonably believes, as a result of a communication or action by any Gaming Authority or on the basis of the Company’s consultations with its gaming counsel and/or other professional advisors, will likely cause any Gaming Authority to: (A) fail to license, qualify and/or approve the Company to own and operate a gaming business; (B) grant any such licensing, qualification and/or approval only upon terms and conditions that are unacceptable to the Company; (C) significantly delay any such licensing, qualification and/or approval process; or (D) revoke or suspend any existing license.

(c)                                  “Effective Date” means December 31, 2010.

(d)                                 “Gaming Authority” means any governmental authority that holds regulatory, licensing or permit authority over gambling, gaming or casino activities.

(e)                                  “Good Reason” means the occurrence of any of the following without the Executive’s consent:

(i)                                   a material diminution in the Executive’s duties as contemplated in the Letter Agreement to which this Agreement is attached,

(ii)                                a material reduction in the Executive’s base salary, or

(iii)                             the relocation by the Company of the Executive’s place of employment to more than fifty (50) miles from the Company’s headquarters in Las Vegas, Nevada;

provided, however, that the Executive shall give written notice to the Company of the applicable event within ninety (90) days of the occurrence thereof, and the Company shall have a period of thirty (30) business days after receipt of such notice to cure the event, and in the event of cure (or the commencement of steps reasonably designed to result in prompt cure), the Executive’s assertion of Good Reason shall be null and void.

(f)                                    “Salary” means the annualized base salary provided by the Company to the Executive.

2.                                       The Duty of Loyalty Agreement. Simultaneous with the execution of this Agreement, and as a condition of the Company’s willingness to provide the protections described herein, the Executive is executing a Duty of Loyalty Agreement that provides protections to the Company.  Both this Agreement and the Duty of Loyalty Agreement are attached to and made a part of the Letter Agreement between the Executive and the Company as of the same date.

3.                                       Term.

(a)                                  The Executive’s employment with the Company shall commence on the Effective Date and shall continue until the third (3rd) anniversary thereof (the “Term”). However, the Executive will give the Company ninety (90) calendar days’ written notice of his intent to resign. Upon the effective date of any such resignation, as well as the termination of the Executive’s employment for Cause or due to death or incapacity that prevents the Executive from performing the essential functions of his position, the Company shall provide the Executive with the following (collectively, the “Termination Payments”): (i) Salary through the Executive’s last day of active employment; (ii) payment for any accrued but unused vacation days; (iii) reimbursement for expenses incurred but not yet reimbursed by the

Company; and (iv) such vested rights to other benefits as may be provided in applicable pension and welfare plans of the Company, according to the terms and provisions of such plans, other than any plan providing for severance or termination payments.

(b)                                 At any time during any notice period as described above, the Company may dispense with the Executive’s services, as long as the Company continues to pay the Executive his Salary and to provide the benefits he was receiving as the time notice is given.  Except as provided in Section 4, if applicable, no other payments or benefits will be due and owing to the Executive upon termination.

4.                                       Termination of Employment without Cause or for Good Reason.  In the event the Executive’s employment is terminated prior to the expiration of the Term by the Company without Cause (which shall not include any termination by the Company due to the Executive’s death or incapacity that prevents the Executive from performing the essential functions of his position), or by the Executive for Good Reason, the Executive shall be entitled to the Termination Payments and the following (collectively, the “Severance Package”), in lieu of any other compensation and benefits whatsoever:

(a)                                  Severance Payments.  The Executive shall be entitled to:

(i)                                   continued payment of the Executive’s Salary until the third (3rd) anniversary of the Effective Date; and

(ii)                                continued participation in the Company’s group medical plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), or if the Executive’s COBRA rights have expired, pursuant to an individual policy, at no cost to the Executive until the earlier of the last day of the month in which the last payment is made to the Executive pursuant to Section 4(a)(i) above and the date on which the Executive first becomes eligible for coverage provided by any other entity following termination.

(b)                                 Bonus Payments.  In addition to any other payments set forth in this Section 4, the Executive shall be entitled to receive a bonus pursuant to the Letter Agreement for the calendar year in which termination occurs if, but only if, the specified objectives established for that year have been met as of December 31 of that year.  Any bonus that is payable pursuant to this Section 4(b) shall be paid in full, and without proration to reflect the period of the Executive’s active employment for that year, at the same time as annual bonuses are paid to other executives of the Company.

(c)                                  Vesting Under the Award Agreements.  The Executive shall have the following vesting rights under the Award Agreements:

(i)                                     one hundred percent (100%) of the then unvested portion of the options and restricted units that vest based solely on the continued employment of the Executive at the specified vesting date shall immediately become fully vested and exercisable in accordance with the Award Agreements, and

(ii)                                  if, but only if, the Executive is determined to have earned a bonus in accordance with Section 4(b) above, one hundred percent (100%) of the then unvested portion of the options and restricted units that would have vested based on achievement of performance objectives with respect to the calendar year in which the Executive’s employment is terminated shall become fully vested and exercisable in accordance with the Award Agreements at the time any bonus in Section 4(b) is determined by the Company to have been earned; provided that (A) if no bonus is awarded in accordance with Section 4(b), all such unvested performance based restricted units and options shall be forfeited as of the Executive’s last day of active employment, and (B) for purposes of clarity, all options and restricted units that vest based on achievement of performance objectives with respect to any period following the calendar year in which the Executive’s employment is terminated shall be forfeited.

5.                                       Conditions to Payment.

(a)                                  General Release.  Receipt of the payments and accelerated vesting described in Section 4 shall be contingent upon and subject to the Executive’s execution (within forty-five (45) days following the date of termination of employment) and non-revocation of a General Release substantially in the form attached hereto as Attachment A.

(b)                                 Timing of Payments.  The installment payments will begin on the sixtieth (60th) day following the effective date of the Executive’s termination, with the first such payment to include any amounts attributable to payroll periods occurring prior to such date, provided, however, that, to the extent that the payments are exempt from Section 409A (as defined below), such exempt payments shall be made beginning with the first payroll date following the effectiveness of the General Release.

(c)                                  Forfeiture of Payments.  Without limiting any other damages that may be available to the Company, the Executive will forfeit his right to the payments described in Section 4 if he violates the Duty of Loyalty Agreement.

(d)                                 Non-Duplication of Payments or Benefits.  Notwithstanding the foregoing, no payments or benefits otherwise due to the Executive upon termination of his employment shall result in a duplication of payments or benefits provided under Section 4.

(e)                                  Exclusive Remedies.  The Executive shall have no rights, remedies or claims for damages, at law, in equity or otherwise with respect to any termination of the Executive’s employment by the Company other than as set forth in Section 3 and Section 4 and as set forth in the Award Agreements, as that term is defined in the Letter Agreement.

6.                                       Dispute Resolution.

(a)                                  In the event a dispute arising under this Agreement and/or the termination of the Executive’s employment (each, a “Dispute”), the parties agree to hold a meeting to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies.

(b)                                 If, within thirty (30) days after such meeting or after good faith attempts to schedule such a meeting have failed, the parties have not succeeded in negotiating a resolution of the Dispute, the Dispute shall be submitted to binding and confidential arbitration before the American Arbitration Association or another nationally recognized alternative dispute resolution service (any such entity, an “ADR Service”) located in Clark County, Nevada, subject to the ADR Service’s Rules for Employment Arbitration.

(c)                                  The arbitration will be conducted before a single independent and impartial arbitrator selected in accordance with the procedures of the ADR Service or as otherwise mutually agreed.

(d)                                 Any award will be based on and accompanied by a written opinion signed by the arbitrator and will contain findings of fact, conclusions of law and the reasons upon which the award is based.

(e)                                  In any action or proceeding relating to this Agreement, the Executive’s full measure of damages shall not exceed the maximum amounts payable under Section 4, unless any such limitation is otherwise prohibited by the laws applicable to the specific Dispute.

7.                                       Taxes.

(a)                                  All amounts payable pursuant to this Agreement shall be subject to such withholding taxes and other taxes as may be required by law.

(b)                                 The parties agree that this Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”) or an exemption from Section 409A, and shall be interpreted accordingly.

(c)                                  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A.  If the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code, any installment payment otherwise due the Executive during the first six (6) months following Executive’s termination of employment that is not exempt from Section 409A either as separation pay or as a short term deferral under applicable Treasury regulations will be held until and paid on the day following the expiration of such six (6) month period, without interest.  Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A.

(d)                                 Nothing in this Section 7 shall be construed as a guarantee by the Company of any particular tax effect to the Executive under this Agreement.  The Company shall not be liable to the Executive for any tax, penalty, or interest imposed on any amount paid or payable hereunder by reason of Section 409A, or for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A.

8.                                       Miscellaneous.

(a)                                  Notices.  Any notice given to either party shall be in writing and shall be deemed to have been given when delivered personally or sent by a nationally recognized overnight carrier, duly addressed to the party concerned at the address indicated

below the signature lines of this Agreement or to such address as a party may subsequently give notice.

(b)                                 Assignability.  This Agreement shall not be assigned by the Executive without the express written consent of the Board of Directors of the Company.

(c)                                  Entire Agreement.  This Agreement contains the entire agreement between the parties and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties relating to the subject matter set forth herein, with the exception of the Duty of Loyalty Agreement and the Letter Agreement to which this Agreement and the Duty of Loyalty Agreement are attached and the Award Agreements.  The parties acknowledge and agree that the agreement dated as of January 1, 2010, between Herbst Gaming, Inc. and the Executive has been terminated as of the date immediately prior to the Effective Date (or such earlier date as provided in such agreement), and has been superseded by this Agreement, the Duty of Loyalty Agreement and the Letter Agreement.  Without limiting the foregoing, any amounts payable to the Executive under the 2010 HGI Management Incentive Plan for the calendar year 2010 shall not be extinguished by this Letter Agreement.

(d)                                 Amendment or Waiver.  This Agreement cannot be changed, modified or amended without the consent in writing of both parties.  No waiver by either party at any time of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of a similar or dissimilar condition or provision at the same or at any prior or subsequent time.  Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

(e)                                  Severability.  The provisions of this Agreement shall be severable, and the invalidity, illegality or unenforceability of any provision of this Agreement shall not affect, impair or render unenforceable this Agreement or any other provision hereof, all of which shall remain in full force and effect.  If any provision of this Agreement is adjudicated by an arbitrator pursuant to Section 6 or by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable, but such provision may be made valid, legal and enforceable by a limitation or reduction of its scope, the parties agree to abide by such limitation or reduction as may be necessary so that said provision shall be enforceable to the fullest extent permitted by law.

(f)                                    Governing Law.  This Agreement shall be governed by and construed under the laws of the State of Nevada, disregarding any conflict of law principles that would otherwise provide for the application of the substantive law of another jurisdiction.

(g)                                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

(h)                                 Waiver of Jury Trial.  Each party waives, to the fullest extent permitted by law, any right it or he may have to a trial by jury in respect of any litigation arising out of or relating to this Agreement and Executive’s employment by the Company.

(i)                                     Acknowledgment.  The Executive acknowledges that he has been given a reasonable period of time to review this Agreement before signing it and has had an opportunity to secure counsel of his own.  By executing this Agreement, the Executive certifies that he has fully read and completely understands the terms, nature and effect of this Agreement.  The Executive further acknowledges that he is executing this Agreement freely, knowingly and voluntarily and that the Executive’s execution of this Agreement is not the result of any fraud, duress, mistake, or undue influence whatsoever. In executing this Agreement, the Executive has not relied on any inducements, promises, or representations by the Company other than as stated in this Agreement.

[Signatures on following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the Effective Date.

THE “COMPANY”		THE “EXECUTIVE”
Herbst Gaming, LLC

By:	/s/ DON KORNSTEIN	/s/ DAVID D. ROSS
	Don Kornstein	David D. Ross

Its:	Chairman of the Board of Directors

3440 West Russell Road Las Vegas, Nevada 89118